HERMAN MILLER, INC. 2011 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This certifies that Herman Miller, Inc. (the "Company") has on %%OPTION_DATE,'Month DD, YYYY'%-% (the "Award Date"), granted to %%FIRST_NAME%-% %%LAST_NAME%-% (the "Participant") an award (the "Award") of %%TOTAL_SHARES_GRANTED,'999,999,999'%-% restricted stock units (the "Restricted Stock Units") pursuant to and under the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the "Plan") and subject to the terms set forth in this agreement (the "Award Agreement"). A copy of the Plan Prospectus has been delivered to Participant, and a copy of the Plan is available from the Company. The Plan is incorporated into this Award Agreement by reference, and in the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern; provided, however, that definitions under this Award Agreement shall govern. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.    Rights of the Participant with Respect to the Restricted Stock Units.

(a)    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award are not shares of Common Stock, are the contingent right to receive shares of Common Stock and do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 2, 3 or 4.

(b)    Additional Restricted Stock Units. As long as Participant holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Participant, as of each date that the Company pays a Dividend (as defined below) in cash to holders of Common Stock (the "Dividend Payment Date"), an additional number of Restricted Stock Units ("Additional Restricted Stock Units") equal to:

(i)    The total number of Restricted Stock Units and Additional Restricted Stock Units credited to Participant under this Award as of the close of business on the record date for such Dividend, multiplied by

(ii)    The dollar amount of the Dividend paid per share of Common Stock by the Company on such Dividend Payment Date, divided by

(iii)    The Fair Market Value of a share of Common Stock on such Dividend Payment Date.

The term "Dividend" shall include all dividends, whether normal or special, and whether payable in cash, Common Stock, or other property.

The calculation of Additional Restricted Stock Units shall be carried to four (4) decimal places, and any fractional Restricted Stock Unit resulting from such calculation shall be included in the Participant's Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be made available to Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall vest and be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate, and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited are forfeited.

(c)    Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 2, 3 or 4, all restrictions with respect to the distribution of the Restricted Stock Units have lapsed, and any tax withholding obligations related to such Restricted Stock Units have been satisfied pursuant to Section 8, the Company shall, within sixty (60) days, cause to be issued to the Participant or the Participant's legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such vested whole Restricted Stock Units and Additional Restricted Stock Units, unless a valid deferral has been made pursuant to Section 7, in which case such distribution shall be made within sixty (60) days after the date to which distribution has been deferred.

2.    Vesting. Subject to the terms and conditions of this Award, the Restricted Stock Units shall vest on the third (3rd) anniversary of the Award Date if Participant remains continuously employed by the Company or a Subsidiary. For purposes of this Award, a Participant who begins a leave of absence from the Company or a Subsidiary after the Award Date and who returns to employment with the Company or a Subsidiary prior to the third (3rd) anniversary of the Award Date or prior to any other event causing early vesting under Sections 3 or 4 following the leave of absence shall be considered to be continuously employed during the leave of absence.

3.    Forfeiture or Early Vesting Upon Termination of Employment.

(a)    Termination of Employment Generally. Except as provided in Sections 3(b), 3(c), 3(d), and 3(e), if, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 4, Participant ceases to be an employee of the Company or a Subsidiary, then Participant's rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive Additional Restricted Stock Units issued in respect of unvested Restricted Stock Units.

(b)    Death. If Participant dies while employed by the Company or a Subsidiary and has complied with Section 2 prior to the time that his Restricted Stock Units become vested, then all of his or her unvested Restricted Stock Units shall become immediately vested as of the date of death. No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units that vest by reason of Participant's death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(c)    Disability. If Participant's employment by the Company or Subsidiary is terminated due to Participant's Disability and the Participant has complied with Section 2 at all times prior to such termination, then all of his or her unvested Restricted Stock Units shall become immediately vested as of the date of such termination.

(d)    Retirement.

(i)    Except as provided in 3(d)(ii) below, if Participant's employment by the Company or Subsidiary is terminated by reason of Participant's Retirement (as defined below) during the first 12 months after the Award Date and prior to the time that his Restricted Stock Units have otherwise become vested, then a portion of his or her unvested Restricted Stock Units shall become immediately vested as of the date the Participant Retires. The portion of the Restricted Stock Units that shall vest upon the date of the Participant’s Retirement will be determined by multiplying the sum of Participant's Restricted Stock Units granted under this Award and any related Additional Restricted Stock Units by a fraction, the numerator of which is the number of full calendar months, beginning on the Award Date and ending on the date the Participant Retires during which the Participant was employed by the Company, and the denominator of which is 12. If Participant terminates his or her employment by reason of Retirement after the initial 12 month period, all of his or her Restricted Stock Units will be fully vested. “Retires” or “Retirement” means for purposes of this Award Agreement the Participant’s resignation on or after attaining (A) age 55 and 5 or more years of service, or (B) 30 or more years of service. For clarity, a Company-initiated termination of the employment of the Participant shall not be considered a “Retirement”. Subject to Participant's compliance with the covenants set forth in Section 9 below and to applicable policies of the Company, the Restricted Stock Units shall, to the extent the right to receive shares has vested in accordance with the preceding sentences, be sellable any time.]

(ii)     Notwithstanding (i), if the Participant is a "Key Employee" (as defined below), such pro rata portion of Participant's Restricted Stock Units shall become vested as provided above, but the conversion to Common Stock and the distribution of Common Stock to the Participant shall not occur until the earlier of:

(A)    The date which is six (6) months after the date of the Participant's Retirement, or

(B)    The date of Participant's death.

(iii)     For purposes of Section 3, a "Key Employee" is a Participant who, at any time during the year in which his or her employment with the Company terminated, was:

(A)    An officer of the Company whose compensation from the Company for the year was more than $175,000, as adjusted pursuant to Code Section 416(i)(1)(A);

(B)    A more than 5% owner of the Company; or

(C)    A more than 1% owner of the Company with annual compensation from the Company of more than $150,000. For purposes of this Section 3, the term "owner" will include ownership attributed to the Participant under the rules of Code Section 318; provided, however, that the rules of Code Section 414(b), (c), and (m) do not apply for purposes of determining ownership of the Company.

(e)    Termination of Employment without Cause.

(i)    Except as provided in Section 3(e)(ii) below, if the Company or a Subsidiary terminates the Participant's employment without "Cause" prior to the time that Participant's Restricted Stock Units become vested, then a portion of his or her unvested Restricted Stock Units shall become immediately vested as of the date the Company or a Subsidiary terminates the Participant's employment without Cause. The portion of Restricted Stock Units that shall vest upon the Company's or a Subsidiary's termination of the Participant's employment without Cause is determined by multiplying the sum of Participant's Restricted Stock Units granted under this Award and related Additional Restricted Stock Units by a fraction, the numerator of which is the number of full calendar months, beginning on the Award Date and ending on the date of Company's or Subsidiary's termination of Participant's employment without Cause, that Participant was employed by the Company or a Subsidiary, and the denominator of which is 36.

(ii)    Notwithstanding the foregoing, if the Participant is a "Key Employee,” such pro rata portion of Participant's Restricted Stock Units shall become vested as provided above, but the conversion to Common Stock and the distribution of Common Stock to the Participant shall not occur until the earlier of:

(A)    The date which is six (6) months after the date the Company terminates the Participant's employment without Cause, or

(B)    The date of Participant's death.

(iii)    Subject to Participant's compliance with the covenants set forth in Section 9 below and to applicable policies of the Company, the Restricted Stock Units shall, to the extent the right to receive shares has vested in accordance with this Section 3(e), be sellable any time.

4.     Change in Control. Notwithstanding any term to the contrary in this Agreement or the Plan, if within two (2) years after a Change in Control the Participant's employment (a) is terminated without Cause, (b) terminates with Good Reason or (c) terminates under circumstances that entitle the Participant to accelerated vesting under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof, then this Award (or its replacement) shall become fully vested upon the date of such termination of employment. Notwithstanding the foregoing, if upon the occurrence of a Change in Control this Award is not assumed or continued, then this Award shall be treated in accordance with Section 14.3(a) of the Plan.

5.    Restriction on Transfer. Any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company.

6.    Adjustments to Restricted Stock Units for Certain Corporate Transactions.

(a)    The Committee will make an appropriate and proportionate adjustment to the number of Restricted Stock Units granted under this Award, if (i) the outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of Company, reclassification, stock dividend, stock split, reverse stock split, with respect to such shares of Common Stock or other securities, or (ii) additional shares or new or different shares for other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities to merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)    The Committee may make an appropriate and proportionate adjustment in the number of Restricted Stock Units granted under this Award if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within Section 6(a) above.

7.    Deferral of Distribution. A Participant may elect to defer the conversion of Restricted Stock Units granted under this Award and related Additional Restricted Stock Units into Common Stock and the issuance of such Common Stock with respect thereto to a time later than that provided under Section 1(c). The Participant must file such election with the Committee at least 12 months prior to the date provided under Section 1(c) that such Restricted Stock Units are scheduled to be converted into Common Stock and issued to the Participant. The Participant must specify in the election the date on which the Restricted Stock Units granted under this Award and the related Additional Restricted Stock Units will be converted to Common Stock and issued to Participant. The date elected must be at least five (5) years later than the date on which the Restricted Stock Units would have been converted to Common Stock and issued to the Participant under Section 1(c).

8.    Tax Withholding.

(a)    In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal, state, and local tax obligations arising from the receipt of, the lapse of restrictions relating to, or any other event relating to, the Restricted Stock Units, by any of the following means or by a combination of such means set forth below. If the Participant fails to notify the Company of his or her election prior to the date that the amount of tax to be withheld is determined (the “Tax Date”), then the Company shall withhold shares of Common Stock as described in Section 8(b)(ii) below.

(i)    Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii)    Authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant a number of shares having a Fair Market Value as of the Tax Date up to the amount of the Company's withholding tax obligation; or

(iii)    Delivering to the Company unencumbered shares of Common Stock already owned by Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. Any shares of Common Stock already owned by Participant referred to in this Section 8(b)(iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company.

9.    Participant Covenants. In consideration of the grant of this Award by the Company, Participant agrees to the following:

(a)    Confidentiality. In the course of Participant's employment with the Company, Participant may be making use of, acquiring, or adding to the Company's confidential information, trade secrets, and Protected Information; accordingly, Participant agrees and promises:

(i)    to protect and maintain the confidentiality of Protected Information while employed by the Company;

(ii)    to return (and not retain) any and all materials reflecting Protected Information that Participant may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company; and

(iii)    not to use or disclose, except as necessary for the performance of Participant's services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to the Company's competitors, or 18 months following the end of Participant's employment with the Company, whichever occurs first.

(b)    Restrictive Covenants. Participant understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to meet such goals.

(i)    Non-Solicitation. Participant acknowledges that the relationships and goodwill that Participant develops with Company Customers as a result of Participant's employment belong to the Company. Participant therefore agrees that while employed by the Company and for a period of 18 months after Participant's employment with the Company ends, for whatever reason, Participant will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Products that such Company Customer conducts or could conduct with the Company.

(ii)    Non-Competition. Participant agrees that while employed by the Company and for a period of 18 months after Participant's employment with the Company ends for any reason, Participant will not, for himself or herself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Participant's knowledge of Protected Information is likely to affect Participant's decisions or actions for the Direct Competitor to the detriment of the Company.

(c)    Definitions. For purposes of this Section 9, the following terms shall be defined as follows:

(i)    Protected Information. "Protected Information" means Company information not generally known to, and not readily ascertainable through proper means by, the Company's competitors on matters such as customer information, partner information, and the relative skills and experience of the Company's other Participants or agents; nonpublic information; strategic plans; business methods; investment strategies and plans; intellectual property; sales and marketing plans; Company (not individual) know-how; trade secrets; and other information of a technical or economic nature relating to the Company's business.

Protected Information does not include information that (i) was in the public domain, (ii) was independently developed or acquired by Participant, (iii) was approved by the Company for use and disclosure by Participant without restriction, or (iv) is the type of information which might form the basis for protected concerted activity under the National Labor Relations Act (for example, Participant pay or Participant terms and conditions of employment).

(ii)    Company Customer. "Company Customer" is limited to those customers or partners who did business with the Company within the most recent 18 months of Participant's employment (or during the period of Participant's employment, if Participant was employed for less than 18 months) and with whom Participant personally dealt on behalf of the Company in the 12 months immediately preceding the last day of Participant's employment and Participant had business contact or responsibility with such Company Customer as a result of his or her employment with the Company. "Company Customer" shall not, however, include any individual who purchased a Competitive Product from the Company by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded $15,000.

(iii)    Competitive Services. "Competitive Services" means services of the type that the Company provided or offered to its customers or partners at any time during the 12 months immediately preceding the last day of Participant's employment with the Company (or at any time during Participant's employment if Participant was employed for less than 12 months), and for which Participant was involved in providing or managing the provision of such services.

(iv)    Competitive Products. "Competitive Products" means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of Participant's employment (or at any time during Participant's employment if Participant was employed for less than 12 months), with which Participant had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products.

(v)    Direct Competitor. "Direct Competitor" means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States. "Direct Competitor" does not include any business which the parties have agreed in writing to exclude from the definition, and the Company will not unreasonably or arbitrarily withhold such agreement.

(a)Non-disparagement. Participant agrees that, while employed with the Company and thereafter, Participant will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company, any member of its Board of Directors or any executive officer of the Company (the “Protected Persons”) or the Company’s business. Without limitation, Participant shall not publish, communicate, post or blog disparaging or confidential information about the Protected Persons. However, the Participant may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

(e)    Exception. Nothing in this Award Agreement is intended to prevent the Participant from making disclosures of Protected Information if required by applicable law, regulation, or legal process, provided that the Participant provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company, at its expense, in seeking a protective order or other appropriate protection of such information. In addition, nothing in this Award Agreement is intended interfere with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary therein, nothing in this Award Agreement prohibits, restricts or prevents the Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other Protected Information in the course of such reporting; provided, however, that the Participant use the Participant’s reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (ii) request that such agency or entity treat such information as confidential.

The Participant does not need the prior authorization from the Company to make any such whistleblower reports or disclosures and is not required to notify the Company that the Participant has made such reports or disclosures.

10.    Miscellaneous.

(a)    Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)    In the event of a restatement of the Company's consolidated financial statements for any interim or annual period ("Restatement"), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the Award Date or at the time of conversion of the Restricted Stock Units to shares of Common Stock. In the event that the Committee makes such a determination, the Company shall have the right: (i) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement, or; (ii) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether Participant caused the Restatement, to (A) forfeit this Award, and/or (B) to require repayment or return of any benefit derived from this Award. Both the cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion, and its decision shall be final and binding upon the Participant.

(c)    An original record of this Award Agreement and all the terms hereof, executed by the Company and accepted and acknowledged by the Participant, is held on file by the Company. This Award Agreement and the Participant's acknowledgment may be made in paper or in electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

11.    Section 409A Compliance. To the extent applicable, it is intended that this Award Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code ("Section 409A"). This Award Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Award Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). If any payments under this Award Agreement constitute nonqualified deferred compensation subject to the requirements of Section 409A and are payable upon a termination of the Participant's employment, then (a) all such payments shall be made only upon a "separation from service" within the meaning of Section 409A, (b) for purposes of determining the timing of such payments, Participant's termination shall not be considered to occur until he or she has incurred such a separation from service and (c) to the extent required for compliance with Section 409A if Participant is a “specified employee” within the meaning of Section 409A, payments will be delayed by six months.

12.    Section 280G. Notwithstanding anything contained in this Award Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Award Agreement, together with any payments or benefits under any other agreement or arrangement between the Company or any of its affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced (to the extent any reduction is necessary) to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide the Participant with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by the Participant, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (a) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (b) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (c) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (d) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (e) all other non-cash benefits will be next reduced pro-rata.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Award Agreement effective as of the Award Date.

Herman Miller, Inc.

By:_____________________________________
Jeffrey M. Stutz
Chief Financial Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

Via electronic ACCEPT, I accept the Award Agreement described herein and in the Plan, acknowledge receipt of a copy of this Award Agreement and the Plan Prospectus, and acknowledge that I have read them carefully and that I fully understand their contents.